EXHIBIT 16.1

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated November 29, 2023, of Kentucky First Federal Bancorp and are in agreement with the statements contained therein with respect to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ FORVIS, LLP

Louisville, Kentucky

November 29, 2023